PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-217445

13,162,513 of our Common Shares
Offered by the Selling Shareholder
SCORPIO BULKERS INC.
The Selling Shareholder named in this prospectus or its respective donees, pledgees, transferees, distributes, or other successors in interest may sell, in one or more offerings pursuant to this registration statement, up to 13,162,513 of our common shares that were previously acquired through purchases directly from us, in open market transactions, and pursuant to the Amended Administrative Services Agreement as consideration for services provided to us by the Selling Shareholder.  The Selling Shareholder or its respective donees, pledgees, transferees, designees, or other successors in interest may, from time to time, sell, transfer or otherwise dispose of any or all of these common shares, including on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.  See "Plan of Distribution" beginning on page 12.  Information on the Selling Shareholder and the times and manners in which it may offer and sell our common shares are described under the sections entitled "Selling Shareholder" and "Plan of Distribution" in this prospectus. While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.
Our common shares are listed on the New York Stock Exchange under the symbol "SALT." The last reported sale price of our common shares was $6.35 per share on May 5, 2017.
The common shares to be sold under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
An investment in these securities involves risks.  See the section entitled "Risk Factors" beginning on page 5 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 8, 2017.

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1
THE OFFERING	4
RISK FACTORS	5
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	6
USE OF PROCEEDS	8
CAPITALIZATION	9
PRICE RANGE OF COMMON SHARES	10
SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES	11
PLAN OF DISTRIBUTION	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
SELLING SHAREHOLDER	15
DESCRIPTION OF CAPITAL STOCK	16
EXPENSES	21
LEGAL MATTERS	22
EXPERTS	23
WHERE YOU CAN FIND ADDITIONAL INFORMATION	24

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. The Selling Shareholder may sell in one or more offerings pursuant to this registration statement up to 13,162,513 of our common shares that were previously acquired through purchases directly from us, in open market transactions, and pursuant to the Amended Administrative Services Agreement as consideration for services provided to us by the Selling Shareholder. This prospectus provides you with a general description of the common shares the Selling Shareholder may offer. We may provide you with a prospectus supplement to this prospectus that will provide updated information if required whenever the Selling Shareholder offers our common shares pursuant to this prospectus. This may include a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus does not contain all the information provided in the registration statement that we filed with the Commission. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement.  Neither we nor the Selling Shareholder has authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The Selling Shareholder will not make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise.  Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY
This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled "Risk Factors" and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus before making an investment in our securities.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to Scorpio Bulkers Inc. and all of its subsidiaries.  "Scorpio Bulkers Inc." refers only to Scorpio Bulkers Inc. and not its subsidiaries.  The term "Selling Shareholder" refers to the shareholder described in the section entitled "Selling Shareholder", beginning on page 15.
We use the term deadweight, or dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to "U.S. dollars," "dollars," "U.S.$" and "$" in this prospectus are to the lawful currency of the United States of America.
On December 31, 2015, we effected a one-for-twelve reverse stock split. All share and per share information throughout this prospectus has been retroactively adjusted to reflect the reverse stock split. The par value was not adjusted as a result of the reverse stock split.
Our Company
We are an international shipping company that owns and operates the latest generation of newbuilding drybulk carriers with fuel-efficient specifications and carrying capacities of greater than 30,000 dwt. All of our owned vessels have carrying capacities of greater than 60,000 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains, and fertilizers, along worldwide shipping routes, and are employed primarily in the spot market or in spot market-oriented pools of similarly sized vessels. As of the date of this prospectus, our operating fleet of 49 vessels consisted of 48 wholly-owned drybulk vessels (of which we have agreed to sell two vessels) and one chartered-in drybulk vessel, which we refer to collectively as our "Operating Fleet." Our last newbuilding drybulk vessel was delivered in April 2017. Our owned fleet has a total carrying capacity of approximately 3.4 million dwt. In addition, we have agreed to time charter-in one additional vessel, which is expected to commence before the end of October 2017.
In December 2013, we completed our underwritten initial public offering of 2,608,333 common shares at $117.00 per share, and in January 2014, the underwriters in the initial public offering exercised their option to purchase an additional 391,250 common shares. In February 2014, we completed our offer to exchange unregistered common shares that were previously issued in Norwegian equity private placements (other than the common shares owned by affiliates of us) for common shares that were registered under the Securities Act of 1933, as amended, or the Securities Act, which we refer to as the Exchange Offer. Upon completion of the Exchange Offer, holders of 7,980,565 unregistered common shares validly tendered their shares in exchange for such registered common shares, representing a participation rate of 99.7%. On July 31, 2014, we delisted from the Norwegian Over-the-Counter List, or Norwegian OTC List. Our common shares are listed for trading on the New York Stock Exchange, or NYSE, under the symbol "SALT."
Employment of Our Fleet
We typically operate our vessels in spot market-oriented commercial pools, in the spot market or, under certain circumstances, on time charters.
Spot Market-Oriented Commercial Pools
To increase vessel utilization and thereby revenues, we participate in commercial pools with other shipowners with similar modern, well-maintained vessels. By operating a large number of vessels as an integrated transportation system, commercial pools offer customers greater flexibility and a higher level of service while achieving scheduling efficiencies. Pools employ experienced commercial managers and operators who have close working relationships with customers and brokers, while technical management is performed by each shipowner. The managers of the pools negotiate charters with customers primarily in the spot market but may also arrange time charter agreements. The size and scope of these pools enable them to enhance vessel utilization rates for pool vessels by securing backhaul voyages, which is when cargo is transported on the return leg of a journey, and contracts of affreightment, or COAs, thus generating higher effective time charter equivalent, or TCE, revenues than otherwise might be obtainable in the spot market, while providing a higher level of service offerings to customers.

As of the date of this prospectus, all of the vessels in our Operating Fleet are employed in a spot market-oriented commercial pool managed by our commercial manager, or a Scorpio Group Pool, which exposes us to fluctuations in spot market charter rates. Our vessels participate in the Scorpio Group Pools under the same contractual terms and conditions as the third party vessels in the pool. Each pool aggregates the revenues and expenses of all of the pool participants and distributes the net earnings calculated on (i) the number of pool points for the vessel, which are based on vessel attributes such as cargo carrying capacity, fuel consumption, and construction characteristics, and (ii) the number of days the vessel operated in the period. Scorpio Commercial Management S.A.M., or SCM, a Monaco corporation controlled by the Lolli-Ghetti family of which our co-founder, Chairman and Chief Executive Officer is a member, as is our Vice President, is responsible for the administration of the pool and the commercial management of the participating vessels, including marketing the pool, negotiating charters, including voyage charters, short duration time charters and COAs, conducting pool operations, including the distribution of pool cash earnings, and managing bunker (fuel oil) purchases, port charges and administrative services for the vessels. SCM, as operator of the Scorpio Group Pools, charges $300 a day for each vessel, whether owned by us or chartered-in, plus a 1.75% commission on the gross revenues per charter fixture. See "-Management of our Business" below.
The pool participants remain responsible for all other costs including the financing, insurance, manning and technical management of their vessels. The earnings of all of the vessels are aggregated and divided according to the relative performance capabilities of the vessel and the actual earning days each vessel is available.
Spot Market
A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis.
Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins.
Time Charters
Time charters give us a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. We opportunistically employ vessels under time charter contracts. We may also enter into time charter contracts with profit sharing agreements, which enable us to benefit when the spot market rates increase.
Management of Our Business
Commercial and Technical Management - Amended and Restated Master Agreement
Our vessels are commercially managed by SCM, and technically managed by Scorpio Ship Management S.A.M., or SSM, companies affiliated with us, pursuant to the Amended and Restated Master Agreement.
SCM's services include securing employment for our vessels in the spot market or on time charters. SCM also manages the Scorpio Group Pools in which our vessels are employed. For commercial management of any of our vessels that does not operate in one of these pools, we pay SCM a daily fee of $300 per vessel, plus a 1.75% commission on the gross revenues per charter fixture. The Scorpio Group Pool participants, including us and third-party owners, are each expected to pay SCM a pool management fee of $300 per vessel per day, plus a 1.75% commission on the gross revenues per charter fixture.

SSM's services include providing technical support, such as arranging the hiring of qualified officers and crew, supervising the maintenance and performance of vessels, purchasing supplies, spare parts and new equipment, arranging and supervising drydocking and repairs, and monitoring regulatory and classification society compliance and customer standards. We pay SSM an annual fee of $200,000 per vessel to provide technical management services for each of our owned vessels.
The Amended and Restated Master Agreement may be terminated by either party upon 24 months' notice, unless terminated earlier in accordance with the provisions of the Amended and Restated Master Agreement. In the event of the sale of one or more vessels, a notice period of three months' and a payment equal to three months of management fees will apply, provided that the termination does not amount to a change of control, including a sale of substantially all vessels, in which case a payment equal to 24 months of management fees will apply.
Amended Administrative Services Agreement
We have entered into an Amended Administrative Services Agreement with the Selling Shareholder for the provision of administrative staff, office space and accounting, legal compliance, financial and information technology services. The Selling Shareholder is a company affiliated with us. The services provided to us by the Selling Shareholder may be sub-contracted to other entities within the Scorpio Group. Pursuant to the Amended Administrative Services Agreement, we reimburse the Selling Shareholder for the reasonable direct or indirect expenses it incurs in providing us with the administrative services described above. The Selling Shareholder has agreed not to own any drybulk carriers greater than 30,000 dwt for so long as the Amended Administrative Services Agreement is in full force and effect. This agreement may be terminated by the Selling Shareholder after the third anniversary of our initial public offering upon 12 months' prior written notice or by us with 24 months' notice.
Corporate Structure
Scorpio Bulkers Inc. was incorporated in the Republic of the Marshall Islands on March 20, 2013. Our principal executive offices are located at 9, Boulevard Charles III, MC 98000 Monaco. Our telephone number at that address is 377 9798 5715. We own our vessels through separate wholly-owned subsidiaries that are incorporated in the Republic of the Marshall Islands or Cayman Islands. Our website is www.scorpiobulkers.com. The information contained in or connected to our website is not part of this prospectus.
The Securities the Selling Shareholder May Offer
The Selling Shareholder may sell in one or more offerings pursuant to this registration statement up to 13,162,513 of our common shares that were previously acquired through purchases directly from us, in open market transactions, and pursuant to the Amended Administrative Services Agreement as consideration for services provided to us by the Selling Shareholder. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.

THE OFFERING
The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus entitled "Description of Capital Stock."
Maximum number of Common Shares offered by the Selling Shareholder	13,162,513 Common Shares
Shares Issued and Outstanding as of May 5, 2017	75,311,622 Common Shares

Use of Proceeds	All common shares sold pursuant to this prospectus will be sold by the Selling Shareholder. We will not receive any of the proceeds from such sales

NYSE Trading Symbol	SALT

Risk Factors
An investment in our common shares involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page 5 of this prospectus, as well as other information included in or incorporated by reference into this prospectus before making an investment decision.

RISK FACTORS
An investment in our securities involves a high degree of risk.  Before making an investment in our securities, you should carefully consider all of the information included in this prospectus, the risk factors and all of the other information included in any prospectus supplement and the documents that have been incorporated by reference in this prospectus and any prospectus supplement, including those in "Item 3—Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, as updated by annual, quarterly and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
Scorpio Bulkers Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection therewith. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect its current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. This document includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this document, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "will," "would," "could" and similar expressions or phrases may identify forward-looking statements.
All statements in this document that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:
•	our future operating or financial results;
•	statements about planned, pending or recent acquisitions, business strategy and expected capital spending or operating expenses, including drydocking, surveys, upgrades and insurance costs;
•	the strength of world economies;
•	stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in the supply of drybulk vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;
•	general drybulk shipping market conditions, including fluctuations in charter hire rates and vessel values;
•	changes in demand in the drybulk shipping industry, including the market for our vessels;
•	changes in the value of our existing vessels and proposed newbuildings;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	our ability to procure or have access to financing, our liquidity and the adequacy of cash flows for our operations;

•	our continued borrowing availability under our debt agreements and compliance with the covenants contained therein;
•	our ability to successfully employ our existing and newbuilding drybulk vessels;
•
our ability to fund future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels (including the amount and nature thereof and the timing of completion thereof, the delivery and commencement of operations dates, expected downtime and lost revenue);

•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving members of our board and senior management and our significant shareholders;
•	our expectations regarding the availability of vessel acquisitions and our ability to complete acquisition transactions planned;
•	vessel breakdowns and instances of off-hire; and
•	drybulk shipping market trends, charter rates and factors affecting supply and demand.
We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS
We will not receive any proceeds from sales of our common shares by the Selling Shareholder.

CAPITALIZATION
The following table sets forth our capitalization as of March 31, 2017, on:
•	an actual basis; and
•
an adjusted basis to give effect to $4.5 million of deposits received on vessels held for sale, the payoff of the related debt on one of those vessels,  and operating activities during the period from April 1, 2017 to May 4, 2017.

There have been no significant adjustments to our capitalization since March 31, 2017.
You should read the information below together with the section of this prospectus entitled "Use of Proceeds," as well as the consolidated financial statements and related notes for the year ended December 31, 2016, included in our Annual Report on Form 20-F, filed with the Commission on February 28, 2017, and our Report on Form 6-K containing our unaudited financial information for the three months ended March 31, 2017, filed with the Commission on April 20, 2017, each of which is incorporated by reference herein.
	As of March 31, 2017
In thousands of U.S. dollars	Actual	As Adjusted
Cash and Cash Equivalents	$126,598	$122,206

Current debt:
Bank loans	40,832	30,760
Non-current debt:
Bank loans, net	515,076	515,076
Senior Notes	72,329	72,329

Total debt	$628,237	$618,165

Shareholders' equity:
Preferred Stock	$—	$—
Common Stock	753	753
Paid-in capital	1,718,284	1,718,284
Accumulated deficit	(793,060)	(792,747)

Total shareholders' equity	$925,977	$926,290

Total capitalization	$1,554,214	$1,544,455

PRICE RANGE OF COMMON SHARES
Our common shares have traded on the New York Stock Exchange since December 12, 2013 under the symbol "SALT." The following table sets forth the high and low closing prices for our common shares for the periods indicated, as reported by the NYSE.
All share prices have been adjusted to account for the one-for-twelve reverse stock split effected on December 31, 2015.
	NYSE
For the Fiscal Year Ended	High (U.S.$)	Low (U.S.$)
December 31, 2016	$8.34	$1.84
December 31, 2015	33.12	7.20
December 31, 2014	126.96	22.92
December 31, 2013 (beginning December 12, 2013)	120.60	112.56

	NYSE
For the Quarter Ended	High (U.S.$)	Low (U.S.$)
December 31, 2016	$5.80	$3.39
September 30, 2016	3.99	2.91
June 30, 2016	4.20	2.65
March 31, 2016	8.34	1.84
December 31, 2015	19.56	7.20
September 30, 2015	22.80	17.04
June 30, 2015	32.16	19.08
March 31, 2015	33.12	15.72

	NYSE
For the Month	High (U.S.$)	Low (U.S.$)
May 2017 (through and including May 5, 2017)	$7.65	$6.25
April 2017	9.80	7.40
March 2017	9.70	6.95
February 2017	7.90	6.80
January 2017	7.55	5.065
December 2016	5.60	4.65
November 2016	5.80	3.50

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries' assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, can accept service of process on our behalf in any such action.
In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

PLAN OF DISTRIBUTION
The Selling Shareholder, which as used herein includes donees, pledgees, transferees, distributes, or other successors in interest, and their respective affiliates that are direct or indirect equity investors in us, including other successors in interest selling our common shares received after the date of this prospectus from the Selling Shareholder as a gift, pledge, distribution, dividend, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of our common shares, including on any stock exchange, quotation service, market or other trading facility on which our common shares are listed or traded, in the over-the-counter market, through underwriters, through agents, to dealers, or in private transactions, at fixed prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices (which may be above or below market prices prevailing at the time of sale), at negotiated prices or otherwise.
The Selling Shareholder may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:
•	a distribution by way of a dividend or otherwise to existing shareholders of such Selling Shareholder;
•	one or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers, who may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;
•	public or privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or
•	any other method permitted pursuant to applicable law.
The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of our common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the donee, pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholder also may transfer our common shares owned by it in other circumstances, in which case the donees, transferees, pledgees, distributes, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholder may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Shareholder also may sell all or a portion of our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.
There can be no assurance that the Selling Shareholder will sell any or all of our common shares offered by this prospectus.
The aggregate proceeds to the Selling Shareholder from the sale of our common shares offered by it will be the purchase price of the common shares less discounts or commissions, if any. The Selling Shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder.
The Selling Shareholder and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be deemed by the Commission to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may therefore be underwriting discounts and commissions under the Securities Act.  A selling shareholder who is deemed by the Commission to be an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
We have informed the Selling Shareholder that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholder in the market and to the activities of the Selling Shareholder and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholder may indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.
As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.
At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement or, if appropriate, a post-effective amendment, will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.
In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholder against certain liabilities, including liabilities of any violation us of the Securities Act, the Exchange Act and state securities laws applicable to us and relating to the registration of the shares offered by this prospectus that have not resulted from written information provided by the Selling Shareholder to us expressly for use in connection with such registration.  We have agreed with the Selling Shareholder to use best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) when all of the common shares owned by the Selling Shareholder may be resold pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.
As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common shares for (i) owners of more than five percent of our common shares and (ii) our directors and executive officers, of which we are aware as of the date of this prospectus.
Name	No. of Shares		% Owned (1)
Scorpio Services Holding Limited	13,312,513	(2)	17.7%
GRM Investments Ltd.	12,839,328	(3)	17.0%
Raging Capital Management, LLC *	4,962,731	(4)	6.6%
Evermore Global Advisors, LLC *	4,351,926	(5)	5.8%
Directors and executive officers as a group	3,551,461		4.7%

____________________
(1)	Calculated based on 75,311,622 common shares outstanding as of May 5, 2017.
(2)
This information is derived from Schedule 13D/A filed with the SEC on June 23, 2016 adjusted for fees received pursuant to the Amended Administrative Service Agreement and also includes an additional 150,000 common shares purchased by the Selling Shareholder in the open market on May 4, 2017. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of the Selling Shareholder.  Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of the Selling Shareholder, respectively.

(3)	This information is derived from Schedule 13G/A filed with the SEC on June 20, 2016.
(4)	This information is derived from Schedule 13G/A filed with the SEC on April 10, 2017.
(5)	This information is derived from Schedule 13G filed with the SEC on January 23, 2017.
* Includes common shares held by funds managed thereby.

SELLING SHAREHOLDER
This prospectus relates to the proposed sale from time to time of up to 13,162,513 of our common shares issued to the Selling Shareholder named in the table below.  We have filed the registration statement of which this prospectus forms a part in order to permit the Selling Shareholder to offer these shares for resale or transfer from time to time as set forth above in "Plan of Distribution."
The 13,162,513 common shares covered by this prospectus owned by the Selling Shareholder were acquired through purchases directly from us, in open market transactions, and pursuant to the Amended Administrative Services Agreement as consideration for services provided to us by the Selling Shareholder.
Prior to March 17, 2016, the Selling Shareholder purchased 2,731,797 common shares through transactions directly with us and in open market transactions using funds from working capital, including 620,465 common shares purchased in a block trade using funds from working capital on March 10, 2016.
On March 22, 2016, we closed an underwritten public offering of 21,000,000 common shares, of which the Selling Shareholder purchased 5,000,000 common shares at the public offering price of $3.00 per share using funds from working capital.
On June 20, 2016, we closed an underwritten public offering of 20,000,000 common shares (excluding the underwriter's option to purchase an additional 3,000,000 common shares), of which the Selling Shareholder purchased 5,250,000 common shares at the public offering price of $3.05 per share using funds from working capital.
Pursuant to the Amended Administrative Services Agreement that we have entered into, the Selling Shareholder, among other things, arranges vessel acquisitions, including newbuildings, and we formerly paid the Selling Shareholder a fee for these services payable in common shares of us.  The amount of common shares payable was determined by dividing $250,000 by the market value of our common shares based on the volume weighted average price of our common shares over the 30 trading day period immediately preceding the contract date of a definitive agreement to acquire any vessel. As of the date hereof, the Selling Shareholder has received an aggregate of 180,716 common shares under the Amended Administrative Services Agreement.
The following table sets forth certain information regarding the Selling Shareholder and its beneficial ownership of our common shares. The table is based upon information provided by the Selling Shareholder.  The table assumes that all the shares being offered by the Selling Shareholder pursuant to this prospectus are ultimately sold in the offering.  The Selling Shareholder may sell some, all or none of its shares covered by this prospectus, and as a result the actual number of shares that will be held by the Selling Shareholder upon termination of the offering may exceed the minimum number set forth in the table.
Name of Selling Shareholder	Common Shares Owned Before Offering(1)	Percentage of Class Prior to the Offering (2)	Total Common Shares Offered Hereby	Common Shares Owned Following the Offering	Percentage of Class Following the Offering
Scorpio Services Holding Ltd.(3)	13,312,513	17.7%	13,162,513	150,000	0.2%
_________________________
(1)
Beneficial ownership is determined in accordance with the Rule 13d-3(a) of the Exchange Act, and generally includes voting or investment power with respect to securities. Except as subject to community property laws or otherwise as described in the notes below, where applicable, the person named above has sole voting and investment power with respect to all common shares shown as beneficially owned by it.

(2)	Based on 75,311,622 common shares outstanding as of May 5, 2017.
(3)
This information is derived from Schedule 13D/A filed with the SEC on June 23, 2016, adjusted for additional common shares issued to the Selling Shareholder as payment for fees pursuant to the Amended Administrative Service Agreement and also includes an additional 150,000 common shares purchased by the Selling Shareholder in the open market on May 4, 2017. Ms. Annalisa Lolli-Ghetti may be deemed to be the beneficial owner of these shares by virtue of being the majority shareholder of the Selling Shareholder. Emanuele Lauro, our Director and Chief Executive Officer, Robert Bugbee, our Director and President, and Cameron Mackey, our Chief Operating Officer, own 10%, 10% and 7% of the Selling Shareholder, respectively.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated articles of incorporation and amended and restated bylaws. Copies of our amended and restated articles of incorporation and bylaws have been filed as exhibits to the registration statement of which this prospectus forms a part.
Purpose
Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.
Authorized Capital Stock
Under our amended and restated articles of incorporation our authorized capital stock consists of 112,500,000 common shares, par value $0.01 per share, of which 75,311,622 common shares were issued and outstanding as of May 5, 2017, and 50,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding.
Share History
On June 20, 2016, we issued 23.0 million common shares, par value $0.01 per share, at $3.05 per share in an underwritten public offering. The Selling Shareholder purchased an aggregate of 5.3 million common shares at the public offering price. We received approximately $67.5 million of net proceeds from the issuance.
On June 1, 2016, our shareholders approved an amendment to our Amended and Restated Articles of Incorporation to increase our total number of authorized common shares to 112.5 million shares at the annual general meeting of shareholders.
On March 22, 2016, we issued 21.0 million common shares, par value $0.01 per share, at $3.00 per share in an underwritten public offering. The Selling Shareholder and certain of our directors purchased an aggregate of approximately 5.0 million common shares at the public offering price. We received approximately $60.6 million of net proceeds from the issuance.
On December 31, 2015, our board of directors effected a one-for-twelve reverse stock split of our common shares, par value $0.01 per share, and a reduction in the total number of authorized common shares to approximately 56.3 million shares.  Our shareholders approved the reverse stock split and change in authorized common shares at a special meeting of shareholders held on December 23, 2015. The reverse stock split reduced the number of outstanding common shares from approximately 344.2 million shares to approximately 28.7 million shares.
On June 23, 2015, underwriters exercised their option to purchase approximately 1.7 million additional common shares in connection with the offering. The sale of these common shares resulted in net proceeds to us of approximately $28.4 million, after deducting underwriters' discounts and commissions.
On June 16, 2015, we issued approximately 11.1 million common shares, par value $0.01 per share at $18.00 per share in an underwritten public offering. The Selling Shareholder and certain of our executive officers purchased an aggregate of 0.8 million common shares at the public offering price. We received $190.2 million of proceeds from the issuance.
On November 20, 2014, we issued and sold an aggregate of 3.3 million common shares, par value $0.01 per share, to certain institutional investors, certain of our executive officers and the Selling Shareholder, in a private offering exempt from registration under the Securities Act, pursuant to a Securities Purchase Agreement, for gross proceeds of $150.0 million. In connection with this transaction, we have also entered into a Registration Rights Agreement with the purchasers in the offering, pursuant to which we have filed a registration statement under the Securities Act covering the resale of common shares held by the investors.

Common Shares
Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common shares are entitled to receive pro rata our remaining assets available for distribution. Holders of common shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares, which we may issue in the future.
Preferred Shares
Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:
•	the designation of the series;
•	the number of shares of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.
Directors
Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.
Our amended and restated bylaws require our board of directors to consist of at least one member. Upon the completion of this offering, our board of directors will consist of seven members. Our amended and restated bylaws may be amended by the vote of a majority of our entire board of directors.
Directors are elected annually on a staggered basis, and each director elected holds office for a three year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office.
Shareholder Meetings
Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of our board of directors, an officer of the Company who is also a director or a majority of the shares then outstanding and eligible to vote. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the total voting rights of our total issued and outstanding shares present in person or by proxy at a shareholder meeting shall constitute a quorum for the purposes of the meeting.

Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the common shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws
Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank check preferred stock
Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 50,000,000 shares of blank check preferred stock. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management and might harm the market price of our common shares. We have no current plans to issue any preferred shares.
Election and removal of directors
Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than two-thirds of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited actions by shareholders
Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, unless otherwise prescribed by law, only a majority of our board of directors, the chairman of our board of directors or an officer of the Company who is also a director may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder will be prevented from calling a special meeting for shareholder consideration of a proposal unless scheduled by our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance notice requirements for shareholder proposals and director nominations
Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days prior to the one year anniversary of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.
Classified board of directors
As described above, our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms beginning on the expiration of the initial term for each class. Accordingly, approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.
Business combinations
Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our amended and restated articles of incorporation. Specifically, our amended and restated articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:
•	any person who is the beneficial owner of 15% or more of our outstanding voting shares; or
•
any person who is our affiliate or associate and who held 15% or more of our outstanding voting shares at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

Subject to certain exceptions, a business combination includes, among other things:
•	certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a combined basis, or the aggregate value of all of our outstanding shares;

•	certain transactions that result in the issuance or transfer by us of any shares of ours to the interested shareholder;
•
any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

•
any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our amended and restated articles of incorporation do not apply to a business combination if:
•	before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;
•
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting shares outstanding at the time the transaction commenced, other than certain excluded shares;

•
at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares that is not owned by the interest shareholder;

•	the shareholder was or became an interested shareholder prior to the closing of this offering;
•
a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

•
the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our amended and restated articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:
•	a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);
•
a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either the aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

•	a proposed tender or exchange offer for 50% or more of our outstanding voting shares.
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Inc.

EXPENSES
The following are the estimated expenses related to this offering, all of which will be paid by us.
SEC registration fee	$11,747	*
Legal fees and expenses	$50,000
Accounting fees and expenses	$25,000
Miscellaneous	$3,253
Total	$90,000
* Previously paid.

LEGAL MATTERS
The validity of the securities offered by this prospectus was passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The industry-related discussions contained in the section "Item 4. Information on the Company—B. Business Overview—Industry Market Conditions" of the Company's Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated herein by reference, have been reviewed by SSY Consultancy & Research Ltd., or SSY, which has confirmed to us that it believes such discussions accurately describe the international drybulk shipping market as of the date thereof.
The statistical and graphical information incorporated by reference into this prospectus has been compiled by SSY from its database and other industry sources. SSY compiles and publishes data for the benefit of its clients. In connection therewith, SSY has advised that (i) certain information in SSY's database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in SSY's database and (iii) while SSY has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.scorpiobulkers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We hereby incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act.
•	Our Report on Form 6-K filed with the Commission on April 20, 2017, containing our unaudited financial information for the three months ended March 31, 2017;
•
Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on February 28, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed; and

•
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Commission on December 10, 2013, including any subsequent amendments or reports filed for the purpose of updating such description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  We have not, and any underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only.  Our business, financial condition and results of operations and prospects may have changed since those dates.
You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:
Scorpio Bulkers Inc.
9, Boulevard Charles III
MC 98000 Monaco 377 9798 5715

Information Provided by the Company
We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.